Exhibit 99.1

Oceaneering Reports Second Quarter Earnings

July 29, 2009 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported second quarter earnings for the period ended June 30, 2009. On revenue of $451 million, Oceaneering generated net income of $48.1 million, or $0.87 per share. During the corresponding period in 2008, Oceaneering reported revenue of $500 million and net income of $52.1 million, or $0.93 per share as restated.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31, 2009	June 30,
	2009	2008		2009	2008
Revenue	$450,683	$500,120	$435,100	$885,783	$935,935
Gross Margin	110,145	118,290	105,802	215,947	216,956
Operating Income	74,298	81,465	69,380	143,678	146,235
Net Income	$48,111	$52,123	$44,345	$92,456	$93,402

Net Income Attributable to Diluted Common Shares *	$47,774	$51,578	$43,991	$91,807	$92,426
Weighted Average Number of Diluted Common Shares *	55,041	55,710	54,863	54,962	55,688
Diluted Earnings Per Share *	$0.87	$0.93	$0.80	$1.67	$1.66

* 2008 period amounts have been restated to comply with FSP EITF 03-6-1.

Sequentially, quarterly earnings increased on the strength of higher Subsea Projects operating income attributable to our deepwater vessel services. Year-over-year, quarterly earnings declined primarily due to lower Subsea Products operating income on softer market demand. Results for the second quarter of 2008 included a $2.0 million gain on the sale of the production barge San Jacinto in the MOPS segment.

T. Jay Collins, President and Chief Executive Officer, stated, “We are very pleased with our second quarter results. Our earnings were above the top of our guidance range due to better than anticipated performance by our Subsea Projects business, resulting from high demand for our deepwater installation and inspection, repair, and maintenance services.

“During the quarter we put six new ROVs into service and retired four. At the end of June 2009, we had 235 ROVs in our fleet, compared to 214 a year ago. On the strength of two large umbilical contracts, Subsea Products backlog increased by $68 million, or 24%, to $350 million at the end of June 2009. We commenced manufacturing product for one of these contracts in June and anticipate starting work on the other in 2010.

“We are narrowing our 2009 EPS guidance range to $3.25 to $3.45 from $3.10 to $3.60, which is unchanged at the midpoint. During the second half of this year, we expect continued ROV operating income growth, improved demand for our specialty Subsea Products, and a reduction in activity and rates for our Subsea Projects deepwater vessels. For the third quarter of 2009, we are forecasting EPS of $0.82 to $0.90.

“We anticipate generating $295 million to $310 million of cash flow, defined simply as net income plus depreciation and amortization expense, during 2009. This projected cash flow and our existing revolving debt availability provide us ample liquidity. We still expect our total 2009 capital expenditures to be approximately $175 million. During the quarter we generated $78 million of cash flow and our capital expenditures were $45 million, of which $41 million was in support of growing our ROV fleet. We sold the Ocean Pensador, an oil tanker we were holding for possible conversion into a MOPS unit, for $7.2 million. We also prepaid $60 million of our 2009 debt maturities, leaving $20 million to repay in the third quarter.

“Our earnings before interest, taxes, and depreciation and amortization expense (EBITDA) were $106 million for the quarter. For the year 2009, we expect to generate EBITDA in the range of $400 million to $420 million.

“As of June 30, 2009, we had $140 million of debt, $49 million of cash, and $200 million available under our credit facilities. With $1.1 billion of equity on our balance sheet, our debt-to-capitalization percentage was 11%.

“Looking longer term, our belief remains unchanged that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate demand for our deepwater services and products will remain promising for the next several years.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: anticipation of starting work on a large umbilical contract in 2010; 2009 EPS guidance range of $3.25 to $3.45; 2009 second half expectations of continued ROV operating income growth, improved demand for its specialty Subsea Products, and a substantial reduction in activity and rates for its Subsea Projects deepwater vessels; third quarter 2009 EPS of $0.82 to $0.90; anticipation of generating $290 million to $310 million of cash flow, as defined, during 2009; expectation of ample liquidity from projected cash flow and existing revolving debt availability to fund its expected total 2009 capital expenditures of $175 million and repay its debt scheduled to mature in 2009; expectation of generating EBITDA in the range of $400 million to $420 million for the year 2009; belief that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates; and anticipation that demand for its deepwater services and products will remain promising for the next several years. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, July 30, 2009 at 10:00 a.m. Central, can be accessed at www.oceaneering.com/index.asp.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Jun. 30, 2009	Dec. 31, 2008
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $49,393 and $11,200)	$761,967	$747,705
Net Property and Equipment	736,359	697,430
Other Assets	228,869	224,885

TOTAL ASSETS	$1,727,195	$1,670,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$347,402	$357,327
Long-term Debt	140,000	229,000
Other Long-term Liabilities	137,829	116,039
Shareholders’ Equity	1,101,964	967,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,727,195	$1,670,020

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	June 30, 2008	Mar. 31, 2009	June 30, 2009	June 30, 2008
	(in thousands, except per share amounts)
Revenue	$450,683	$500,120	$435,100	$885,783	$935,935
Cost of services and products	340,538	381,830	329,298	669,836	718,979

Gross Margin	110,145	118,290	105,802	215,947	216,956
Selling, general and administrative expense	35,847	36,825	36,422	72,269	70,721

Income from Operations	74,298	81,465	69,380	143,678	146,235
Interest income	91	77	135	226	208
Interest expense	(2,208)	(3,503)	(2,381)	(4,589)	(6,812)
Equity earnings of unconsolidated affiliates, net	766	612	883	1,649	1,453
Other income (expense), net	1,070	1,537	206	1,276	2,611

Income before Income Taxes	74,017	80,188	68,223	142,240	143,695
Provision for income taxes	25,906	28,065	23,878	49,784	50,293

Net Income	$48,111	$52,123	$44,345	$92,456	$93,402

Net Income Attributable to Diluted Common Shares *	$47,774	$51,578	$43,991	$91,807	$92,426
Weighted Average Number of Diluted Common Shares*	55,041	55,710	54,863	54,962	55,688
Diluted Earnings per Share *	$0.87	$0.93	$0.80	$1.67	$1.66

*	2008 period amounts have been restated to comply with FSP EITF 03-6-1.

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	June 30, 2008	Mar. 31, 2009	June 30, 2009	June 30, 2008
	($ in thousands)
Remotely Operated Vehicles
Revenue	$160,040	$159,229	$155,598	$315,638	$303,958
Gross margin	$56,332	$53,068	$55,704	$112,036	$101,697
Operating income	$49,735	$45,338	$48,796	$98,531	$86,835
Operating margin %	31%	28%	31%	31%	29%
Days available	21,121	19,114	20,671	41,792	38,346
Utilization	80%	84%	80%	80%	82%

Subsea Products
Revenue	$115,587	$164,124	$114,924	$230,511	$302,642
Gross margin	$29,416	$38,185	$29,511	$58,927	$70,779
Operating income	$15,591	$25,432	$15,788	$31,379	$46,149
Operating margin %	13%	15%	14%	14%	15%
Backlog	$350,000	$372,000	$282,000	$350,000	$372,000

Subsea Projects
Revenue	$63,908	$58,790	$62,997	$126,905	$106,404
Gross margin	$22,500	$20,906	$19,394	$41,894	$34,946
Operating income	$20,259	$18,878	$17,160	$37,419	$31,011
Operating margin %	32%	32%	27%	29%	29%

Inspection
Revenue	$55,746	$67,969	$49,073	$104,819	$127,520
Gross margin	$10,713	$13,776	$10,351	$21,064	$25,363
Operating income	$6,948	$9,337	$6,630	$13,578	$16,874
Operating margin %	12%	14%	14%	13%	13%

Mobile Offshore Production Systems
Revenue	$9,421	$10,165	$8,766	$18,187	$20,198
Gross margin	$1,441	$4,766	$2,719	$4,160	$7,436
Operating income	$1,088	$4,341	$2,333	$3,421	$6,595
Operating margin %	12%	43%	27%	19%	33%

Advanced Technologies
Revenue	$45,981	$39,843	$43,742	$89,723	$75,213
Gross margin	$6,768	$6,430	$4,949	$11,717	$11,364
Operating income	$3,950	$3,335	$2,053	$6,003	$5,440
Operating margin %	9%	8%	5%	7%	7%

Unallocated Expenses
Gross margin	$(17,025)	$(18,841)	$(16,826)	$(33,851)	$(34,629)
Operating income	$(23,273)	$(25,196)	$(23,380)	$(46,653)	$(46,669)

TOTAL
Revenue	$450,683	$500,120	$435,100	$885,783	$935,935
Gross margin	$110,145	$118,290	$105,802	$215,947	$216,956
Operating income	$74,298	$81,465	$69,380	$143,678	$146,235
Operating margin %	16%	16%	16%	16%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$44,711	$58,210	$45,387	$90,098	$146,034
Depreciation and Amortization	$29,691	$27,541	$28,023	$57,714	$54,040

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and

Quarterly report on Form 10-Q.

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	June 30, 2008	Mar. 31, 2009	June 30, 2009	June 30, 2008
	(in thousands)
Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA)
Net Income	$48,111	$52,123	$44,345	$92,456	$93,402
Depreciation and Amortization	29,691	27,541	28,023	57,714	54,040

Subtotal	77,802	79,664	72,368	150,170	147,442
Interest Income/Expense, Net	2,117	3,426	2,246	4,363	6,604
Provision for Income Taxes	25,906	28,065	23,878	49,784	50,293

EBITDA	$105,825	$111,155	$98,492	$204,317	$204,339

	2009 Estimates
	Low	High
	(in thousands)
Net Income	$180,000	$191,000
Depreciation and Amortization	115,000	119,000

Subtotal	295,000	310,000
Interest Income/Expense, Net	9,000	8,000
Provision for Income Taxes	96,000	102,000

EBITDA	$400,000	$420,000